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                                                                    EXHIBIT 12.1

                                 KNOLOGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                    Year Ended
                         -------------------------------------------------------------------
                         December 31, December 31, December 31,  December 31,  December 31,
                             1996         1997         1998          1999          2000
                         ------------ ------------ ------------  ------------  -------------
EARNINGS:
 Income (Loss) before
  cumulative effect of
  change in accounting
  principle and
  (provision) benefit
  for income taxes per
  statement of
  operations............  $2,802,056   $  183,438  $(27,608,378) $(76,743,572) $(104,065,694)
ADD:
 Portion of rents
  representative of the
  interest factor.......           0            0        86,192       248,333        219,780
 Interest on
  indebtedness..........       9,933       12,431    29,033,088    34,308,742     39,715,232
 Capitalized interest...           0            0     2,469,000     3,040,000      2,329,000
 Amortization of debt
  discount..............           0            0    13,651,778    15,798,661     17,638,349
 Fixed charges of
  unconsolidated
  subsidiary............   1,078,831    6,249,356             0             0              0
                          ----------   ----------  ------------  ------------  -------------
 Income as adjusted.....  $3,890,820   $6,445,225  $ 17,631,680  $(23,347,836) $ (44,163,333)

                          ==========   ==========  ============  ============  =============
FIXED CHARGES:
 Portion of rents
  representative of the
  interest factor.......           0            0        86,192       248,333        219,780
 Interest on
  indebtedness..........       9,933       12,431    29,033,088    34,308,742     39,715,232
 Capitalized interest...           0            0     2,469,000     3,040,000      2,329,000
 Amortization of debt
  discount..............           0            0    13,651,778    15,798,661     17,638,349
 Fixed charges of
  unconsolidated
  subsidiary............   1,078,831    6,249,356             0             0              0
                          ----------   ----------  ------------  ------------  -------------
 Fixed charges..........  $1,088,764   $6,261,787  $ 45,240,058  $ 53,395,736  $  59,902,361
                          ==========   ==========  ============  ============  =============
 Ratio of earnings to
  fixed charges.........        3.57         1.03           --            --
 Insufficient earnings
  to cover fixed
  charges...............         --           --   $ 27,608,378  $ 76,743,572  $ 104,065,694
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